                                                                    Exhibit 99.1

(BELDEN CDT LOGO) NEWS RELEASE                                   Belden CDT Inc.
                                               7701 Forsyth Boulevard, Suite 800
                                                       St. Louis, Missouri 63105
                                                                    314-854-8000
                                                               www.beldencdt.com


July 28, 2005

      BELDEN CDT CONTINUES GROWTH IN REVENUE AND EARNINGS IN SECOND QUARTER


ST. LOUIS, Missouri - Belden CDT Inc. (NYSE:BDC) announced results of its second quarter ended June 30, 2005. Revenue for the quarter was $337.7 million, operating profit was $18.7 million, or 5.5 percent of sales, and income from continuing operations was $10.5 million, or $0.21 per diluted share. This result included $6.5 million in pretax expenses related to merger integration activities and the planned retirement (previously announced) of the Company's Chief Executive Officer. These charges amounted to $0.08 per diluted share.

On July 15, 2004, the Company, formerly called Cable Design Technologies Corporation (CDT), merged with Belden Inc. (Belden) and changed its name to Belden CDT Inc. For accounting purposes, the Company treated the merger as an acquisition by Belden. Results of the legacy CDT operations are included in 2004 results from July 16 onwards. Prior-year results in this release (other than pro forma results) reflect the results of Belden only.

Highlights of the second quarter of 2005 include the following:

         o Revenue of $337.7 million increased 9.2 percent sequentially and 8.3 percent year over year from pro forma combined revenue of $311.9 million in the second quarter of 2004.

         o        Operating earnings were 5.5 percent of revenue as reported.
                  Excluding special charges, operating earnings were 7.5 percent of sales.

         o The Company completed the previously announced closing of three manufacturing facilities, a milestone in its progress toward the goal of $35 million of annual net cost savings from merger synergies.

         o Real estate sales generated $23.1 million in cash and an after-tax gain of $8.8 million in discontinued operations.

         o The Company repurchased 713,300 shares of its common stock at an average price of $20.54 per share. The Board of Directors authorized on May 21, 2005, a share repurchase program of up to $125 million.

YEAR TO DATE RESULTS

For the six months ended June 30, 2005, revenue was $646.8 million. Operating earnings for the period were $34.9 million, and income from continuing operations was $19.1 million, or $0.38 per diluted share. These results included $8.6 million in pretax expenses related to merger integration and executive succession, which together amounted to $0.10 per diluted share.

MANAGEMENT COMMENT

"We are executing our post-merger cost reduction plans very effectively and we are achieving our targets," said C. Baker Cunningham, President and Chief Executive Officer. "The closure of three plants in connection with the merger is now complete, and in fact, two of the three plants have now been sold, as has our former communications cable plant in Phoenix, AZ. We have made significant progress in consolidating and rationalizing our manufacturing capacity, and we are generally experiencing efficient utilization of capacity, especially in North America. Europe has now been moderately and increasingly profitable four quarters in a row, largely as a result of our integration efforts."

ADJUSTED RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2005

                                                                                                               Adjusted
                                             As Reported                                Adjusted     Pro Forma Combined
                                      Three Months Ended       Adjustments    Three Months Ended     Three Months Ended
In thousands                               June 30, 2005               (1)         June 30, 2005       June 30, 2004(2)
------------                          ------------------      ------------    ------------------     ------------------

Results of Continuing Operations

Revenues                                     $    337,701               --        $    337,701           $    311,860

Operating Profit                                   18,734            6,522              25,256                 18,445

Income from
Continuing
Operations                                         10,546            4,056              14,602                 11,141

Income from
Continuing
Operations per
Diluted Share                                $       0.21     $       0.08        $       0.29           $       0.22

(1) Merger-related costs and the expenses associated with executive succession, $6.5 million.

(2) Pro forma results, as if Belden and CDT were combined at the beginning of the second quarter of 2004, restated for discontinued operations, the change in inventory accounting method from LIFO to FIFO, merger-related costs, and the gain on the 2004 sale of a Belden European operation.

ADJUSTED RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2005


                                             As Reported                            Adjusted Six         Adjusted Pro Forma
                                        Six Months Ended       Adjustments          Months Ended        Combined Six Months
In thousands                               June 30, 2005               (3)         June 30, 2005     Ended June 30, 2004(4)
------------                          ------------------      ------------    ------------------     ----------------------

Results of Continuing Operations

Revenues                                     $    646,812               --        $    646,812           $    607,140

Operating Profit                                   34,935            8,567              43,502                 31,006

Income from
Continuing
Operations                                         19,070            5,354              24,424                 14,443

Income from
Continuing
Operations per
Diluted Share                                $       0.38     $       0.10        $       0.48           $       0.30

(3) Merger-related costs and the expenses associated with executive succession, $8.6 million.

(4) Pro forma results, as if Belden and CDT were combined at the beginning of 2004, restated for discontinued operations, the change in inventory accounting method from LIFO to FIFO, merger-related costs, and the gain on the 2004 sale of a Belden European operation.

ELECTRONICS SEGMENT

External customer revenue of the Electronics segment for the quarter ended June 30, 2005 was $197.6 million, and total sales including sales to affiliates were $221.5 million. Operating profit of the segment was $27.0 million, or 12.2 percent of total revenues. Included in this result were merger-related costs of $0.8 million. Without these charges, operating income of the segment for the quarter was 12.6 percent of sales. Total revenue and operating income of this segment in the second quarter of 2004 were $147.5 million and $14.2 million, respectively.

Segment revenue increased year over year because of the merger, price increases implemented in North America and Europe last year and again this year, and changes in currency exchange rates. Volume for the segment, absent the merger, was only slightly higher year over year, as increasing sales of products with video, sound and security applications and industrial applications in North America were mostly offset by lower volumes in Europe due to discontinuation of certain lower-margin products and to a difficult comparison as the prior-year period included shipments for the Athens Olympic Games.

"The strongest revenue growth in the Electronics segment occurred in video, sound and security cable products," said Mr. Cunningham, "followed by industrial cable. We continue to enjoy strong demand for security products related to increased focus by businesses and individuals on video surveillance and access control. Our industrial products showed good strength primarily in Canada."

Year to date, external customer revenue of the Electronics segment was $382.5 million, and total revenue including sales to affiliates was $432.6 million. Operating profit of the segment year-to-date was $47.6 million including $2.3 million of merger-related costs. In the six months ended June 30, 2004, revenue of the segment was $285.4 in total and operating earnings were $26.6 million.

NETWORKING SEGMENT

Revenue from external customers of the Networking segment for the quarter ended June 30, 2005 was $140.1 million, and total revenue, including sales to affiliates, was $144.2 million. Operating profit for the segment was $8.7 million, or 6.0 percent of total revenue. Excluding merger-related costs of $0.4 million, operating profit of the Networking segment was $9.1 million or 6.3 percent of sales for the quarter. Total revenues and operating profit in the second quarter of 2004 were respectively $61.1 million and $4.0 million for this segment. The year-over-year increase in segment revenue was due to the impact of the merger, to improved pricing, and to currency translation effects.

"We are continuing to gain acceptance for our Belden IBDN brand and to get new project business, including additional sales of our top-of-the-line Belden IBDN System 10-GX," said Mr. Cunningham. "We are experiencing strong volume in our Mohawk brand, which is our open-architecture data cable brand, and Nordx, the leading brand in Canada. In Europe, volume was a little better than we expected in data networking cable, and the launch of the Belden IBDN brand is progressing. We had stronger than expected recovery in European telecom cable sales compared with the depressed level of the first quarter," he said.

Year to date, external customer revenue of the Networking segment was $264.3 million and total revenue, including affiliate sales, was $270.1 million. Operating profit of the segment year-to-date was $15.6 million including $0.7 million of merger-related costs. For the first six months of 2004, total revenue of the Networking segment was $118.7 million and operating profit was $8.2 million.

OUTLOOK

"We are maintaining our revenue outlook for the year 2005, which is a 5 to 10 percent increase over 2004 pro forma combined volume. This guidance anticipates modest revenue increases sequentially in the third quarter and again in the fourth quarter of 2005," Mr. Cunningham said.

"We still have some work ahead of us this year to complete the achievement of the expected $35 million in merger synergies. For example, we have manufacturing systems changes in progress, and there is some further implementation work required to get the full benefit of the manufacturing moves we have made," he continued. "Nevertheless, we have completed in the second quarter the three plant closings that contribute a significant proportion of the merger synergy savings. Mainly for this reason, we expect to achieve sequential improvement in operating margins in each of the next two quarters. We expect that our operating margins for each of the next two quarters will be 9 to 9.5 percent of sales. In most of our business units we are implementing early third-quarter price increases that will help us offset rising material costs and keep our operating margins on this improving track during the second half of the year," Mr. Cunningham concluded.

FORWARD-LOOKING STATEMENTS

Statements in this release other than historical facts are "forward-looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ significantly from these expectations. Some of the factors that may cause actual results to differ from the Company's expectations include, general economic conditions, the cost of raw materials including copper and plastics and the degree to which the Company will be able to compensate for rising costs through the pricing of its products, demand for the Company's products, the Company's ability to completely achieve the expected merger synergies, the actions of customers, distributors and competitors, and other factors. The Company announced on May 17, 2005, that its President and Chief Executive Officer plans to retire when a successor has been identified by the Board of Directors. The timing of the executive transition is unknown. For a more complete discussion of risk factors, please see Belden CDT's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005. Belden CDT Inc. assumes no responsibility to update any forward-looking statements as a result of new information or future developments.

ABOUT BELDEN CDT

Belden CDT Inc. is one of the largest U.S.-based manufacturers of high-speed electronic cables and focuses on products for the specialty electronics and data networking markets, including connectivity. The Company, formed in July 2004 through a merger of equals, had combined pro forma sales in 2004 of $1.2 billion. Belden CDT's 2004 annual report is available at www.beldencdt.com.

    CONTACT:   Belden CDT Inc.
               Dee Johnson, Director of Investor Relations
               314-854-8054
               www.beldencdt.com

Following are comparative consolidated income statements of Belden CDT Inc. for the three- and six-month periods ended June 30, 2005 and June 30, 2004, segment information for the same periods, and condensed consolidated balance sheets as of June 30, 2005, and December 31, 2004.

BELDEN CDT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                                         Three Months Ended                Six Months Ended
                                                                                   June 30,                        June 30,
                                                                 --------------------------      --------------------------
                                                                       2005            2004            2005            2004
                                                                 ----------      ----------      ----------      ----------
(in thousands, except per share data)

Revenues                                                         $  337,701      $  184,307      $  646,812      $  354,410
Cost of sales                                                      (262,487)       (150,202)       (506,467)       (286,207)
                                                                 ----------      ----------      ----------      ----------
    Gross profit                                                     75,214          34,105         140,345          68,203
Selling, general and administrative expenses                        (56,480)        (24,229)       (105,410)        (49,458)
                                                                 ----------      ----------      ----------      ----------
    Operating earnings                                               18,734           9,876          34,935          18,745
Interest expense, net                                                (2,564)         (3,167)         (5,484)         (6,333)
Minority interest                                                      (169)             --            (336)             --
Other nonoperating earnings                                              --           1,732              --           1,732
                                                                 ----------      ----------      ----------      ----------
    Income from continuing operations before taxes                   16,001           8,441          29,115          14,144
Income tax expense                                                   (5,455)         (2,246)        (10,045)         (4,186)
                                                                 ----------      ----------      ----------      ----------
    Income from continuing operations                                10,546           6,195          19,070           9,958
Loss from discontinued operations (1)                                  (544)         (5,823)         (2,425)         (7,319)
Gain on disposal of discontinued operations (2)                       8,763           3,020          15,163           3,020
                                                                 ==========      ==========      ==========      ==========
    Net income                                                   $   18,765      $    3,392      $   31,808      $    5,659
                                                                 ==========      ==========      ==========      ==========
Weighted average number of common shares and equivalents:
    Basic                                                            46,971          25,546          46,989          25,504
    Diluted                                                          53,472          25,832          53,568          25,827
                                                                 ==========      ==========      ==========      ==========
Basic income (loss) per share:
    Continuing operations                                        $      .22      $      .24      $      .41      $      .39
    Discontinued operations                                            (.01)           (.23)           (.05)           (.29)
    Disposal of discontinued operations                                 .19             .12             .32             .12
    Net income per share                                                .40             .13             .68             .22
                                                                 ==========      ==========      ==========      ==========
Diluted income (loss) per share:
    Continuing operations                                        $      .21      $      .24      $      .38      $      .39
    Discontinued operations                                            (.01)           (.23)           (.04)           (.29)
    Disposal of discontinued operations                                 .16             .12             .28             .12
    Net income per share                                                .36             .13             .62             .22
                                                                 ==========      ==========      ==========      ==========

(1)      Net of income tax benefit of $324, $3,276, $1,281 and $4,117, respectively.

(2)      Net of income tax expense of $4,929, $1,699, $8,529 and $1,699, respectively.

BELDEN CDT INC.
SEGMENT INFORMATION
(Unaudited)

(in thousands)

THREE MONTHS ENDED JUNE 30, 2005

                                                                                                                   TOTAL
                                                                         FINANCE AND                          CONTINUING
                                       ELECTRONICS       NETWORKING   ADMINISTRATION      ELIMINATIONS        OPERATIONS
                                      ------------     ------------   --------------      ------------      ------------
EXTERNAL CUSTOMER REVENUES            $    197,618     $    140,083     $         --      $         --      $    337,701
AFFILIATE REVENUES                          23,917            4,123               --           (28,040)               --
                                      ------------     ------------     ------------      ------------      ------------
TOTAL REVENUES                        $    221,535     $    144,206     $         --      $    (28,040)     $    337,701
                                      ============     ============     ============      ============      ============

OPERATING EARNINGS (LOSS)             $     27,007     $      8,667     $    (11,942)     $     (4,998)     $     18,734
                                      ============     ============     ============      ============      ============

Three Months Ended June 30, 2004

                                                                                                                   Total
                                                                         Finance and                          Continuing
                                       Electronics       Networking   Administration      Eliminations        Operations
                                      ------------     ------------   --------------      ------------      ------------
External customer revenues            $    123,416     $     60,891     $         --      $         --      $    184,307
Affiliate revenues                          24,043              208               --           (24,251)               --
                                      ------------     ------------     ------------      ------------      ------------
Total revenues                        $    147,459     $     61,099     $         --      $    (24,251)     $    184,307
                                      ============     ============     ============      ============      ============

Operating earnings (loss)             $     14,179     $      4,031     $     (4,058)     $     (4,276)     $      9,876
                                      ============     ============     ============      ============      ============

SIX MONTHS ENDED JUNE 30, 2005

                                                                                                                   TOTAL
                                                                         FINANCE AND                          CONTINUING
                                       ELECTRONICS       NETWORKING   ADMINISTRATION      ELIMINATIONS        OPERATIONS
                                      ------------     ------------   --------------      ------------      ------------
EXTERNAL CUSTOMER REVENUES            $    382,478     $    264,334     $         --      $         --      $    646,812
AFFILIATE REVENUES                          50,152            5,805               --           (55,957)               --
                                      ------------     ------------     ------------      ------------      ------------
TOTAL REVENUES                        $    432,630     $    270,139     $         --      $    (55,957)     $    646,812
                                      ============     ============     ============      ============      ============

OPERATING EARNINGS (LOSS)             $     47,582     $     15,556     $    (17,912)     $    (10,291)     $     34,935
                                      ============     ============     ============      ============      ============

Six Months Ended June 30, 2004

                                                                                                                   Total
                                                                         Finance and                          Continuing
                                       Electronics       Networking   Administration      Eliminations        Operations
                                      ------------     ------------   --------------      ------------      ------------
External customer revenues            $    236,366     $    118,044     $         --      $         --      $    354,410
Affiliate revenues                          49,017              646               --           (49,663)               --
                                      ------------     ------------     ------------      ------------      ------------
Total revenues                        $    285,383     $    118,690     $         --      $    (49,663)     $    354,410
                                      ============     ============     ============      ============      ============

Operating earnings (loss)             $     26,637     $      8,213     $     (8,266)     $     (7,839)     $     18,745
                                      ============     ============     ============      ============      ============

BELDEN CDT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                     JUNE 30,      December 31,
                                                                         2005              2004
                                                                 ------------      ------------
(in thousands)                                                    (UNAUDITED)

ASSETS
Current assets
    Cash and cash equivalents                                    $    220,507      $    188,798
    Receivables                                                       205,571           174,554
    Inventories                                                       238,824           227,034
    Deferred income taxes                                              25,522            15,911
    Other current assets                                                7,726             8,883
    Current assets of discontinued operations                          11,392            34,138
                                                                 ------------      ------------
        Total current assets                                          709,542           649,318
Property, plant and equipment, less
    accumulated depreciation                                          324,820           338,247
Goodwill, less accumulated amortization                               285,044           286,163
Other intangible assets, less accumulated amortization                 74,270            78,266
Other long-lived assets                                                 5,690             6,460
Long-lived assets of discontinued operations                           14,837            36,984
                                                                 ------------      ------------
                                                                 $  1,414,203      $  1,395,438
                                                                 ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities                     $    209,641      $    185,035
    Current maturities of long-term debt                               15,327            15,702
    Current liabilities of discontinued operations                      6,615            17,534
                                                                 ------------      ------------
        Total current liabilities                                     231,583           218,271
Long-term debt                                                        231,052           232,823
Postretirement benefits other than pensions                            30,716            30,089
Deferred income taxes                                                  84,901            68,158
Other long-term liabilities                                            31,644            25,340
Long-term liabilities of discontinued operations                          250             1,516
Minority interest                                                       8,208             9,241
Stockholders' equity
    Preferred stock                                                        --                --
    Common stock                                                          503               502
    Additional paid-in capital                                        535,173           531,984
    Retained earnings                                                 278,734           252,114
    Accumulated other comprehensive income (loss)                      (2,571)           27,862
    Unearned deferred compensation                                       (984)           (2,462)
    Treasury stock                                                    (15,006)               --
                                                                 ------------      ------------
       Total stockholders' equity                                     795,849           810,000
                                                                 ------------      ------------
                                                                 $  1,414,203      $  1,395,438
                                                                 ============      ============